Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2004, except as to Note 13 as to which the date is June 25, 2004 in the Registration Statement (Form S-1, Reg. No. 333-117934) and related Offering Circular of Google Inc. for the registration of shares of its common stock.

/s/    ERNST & YOUNG LLP

San Francisco, California

November 10, 2004